EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
DiamondRock Hospitality Company:

We consent to the incorporation by reference in the registration statements (No. 333-161298) on Form S-3 and (No. 333-166713) on Form S-8 of DiamondRock Hospitality Company of our report dated August 4, 2011, with respect to the balance sheet of Radisson Lexington Hotel as of December 31, 2010, and the related statements of operations, changes in equity and cash flows for the year ended December 31, 2010, which report appears in the Current Report on Form 8-K/A of DiamondRock Hospitality Company dated August 5, 2011.

/s/ KPMG LLP

McLean, Virginia
August 5, 2011